UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 3, 2008

Old Dominion Freight Line, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Virginia	0-19582	56-0751714
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Old Dominion Way, Thomasville, North Carolina		27360
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(336) 889-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On January 3, 2008, the Board of Directors (the "Board") of Old Dominion Freight Line, Inc. (the "Company), upon the recommendation of the Board’s Governance and Nomination Committee, elected Dr. John D. Kasarda to serve as a director, effective immediately. In accordance with Article 3, Section 4 of the Company’s Amended and Restated Bylaws, Dr. Kasarda will serve as a member of the Board until the next annual meeting of the Company’s shareholders, which is the unexpired term of his predecessor on the Board, W. Chester Evans, III. Mr. Evans resigned from the Board effective October 15, 2007.

Dr. Kasarda is the Kenan Distinguished Professor of Entrepreneurship and Director of the Kenan Institute of Private Enterprise at the University of North Carolina – Chapel Hill. His areas of proficiency include transportation, supply-chain management, logistics, commercial real estate and economics. Dr. Kasarda has received many grants and awards from such organizations as the Federal Aviation Administration, World Bank, National Science Foundation, National Academy of Sciences, the United Nations Development Program and the U.S. Agency for International Development. He received his Ph.D. from the University of North Carolina – Chapel Hill and his M.B.A. and B.S. from Cornell University.

As a non-employee director, Dr. Kasarda will receive an annual retainer and per meeting fees for attendance at regularly scheduled, non-telephonic Board and committee meetings as prescribed under the Non-Executive Director Compensation Structure currently in effect. Dr. Kasarda also will be reimbursed for business expenses incurred in his capacity as a director of the Company.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Dominion Freight Line, Inc.

January 9, 2008	By:	/s/ John P. Booker, III

Name: John P. Booker, III
Title: Vice President - Controller (Principal Accounting Officer)